Priceline.com Incorporated Board of Directors
Announces Board Changes

NORWALK, Conn., October 15, 2012 . . . The Board of Directors of priceline.com Incorporated (Nasdaq: PCLN) announced today that Jeffery H. Boyd, President and CEO, will assume the additional role of Chairman of the Board, effective January 1, 2013. Mr. Boyd will succeed Ralph M. Bahna, who will retire from the Chairman's role on January 1, 2013, and intends to retire from the Board in June of 2013, when his current term ends.

Mr. Bahna, who participated in the formation of priceline.com and has served as Chairman of the Board since April 2004, is a longtime executive veteran of the travel industry. In addition to priceline.com, he has served as Chairman of Masterworks Development Corp., a company he founded in 1992 that developed the Club Quarters hotel group. He also served as the CEO of Cunard Lines, Ltd., and the Cunard Group of Companies. Prior to Cunard, Mr. Bahna was employed by Trans World Airlines, Inc., where he developed and launched its highly successful Ambassador Service.

“Ralph Bahna has been instrumental in providing outside guidance for the foundation and growth of the Priceline Group into the business it is today,” said President and Chief Executive Officer Jeffery H. Boyd. “We thank him for his service to the Board as Chairman, and we look forward to his further counsel as a priceline.com Director.”

The Board also named current Director James M. Guyette to serve in the newly created role of Lead Independent Director, effective January 1, 2013. Mr. Guyette has been a Director of priceline.com since November 2003, and is currently a member of the Compensation Committee and Chairman of the Nominating and Corporate Governance Committee. Mr. Guyette is currently Chairman, President and Chief Executive Officer of Rolls-Royce North America Inc. Before joining Rolls-Royce, he served as Executive Vice President - Marketing and Planning for United Airlines. Mr. Guyette is also the Chairman of the Board of PrivateBancorp Inc. (Nasdaq: PVTB).

The Board stated that it combined the roles of Chairman and CEO as an interim structure that best accomplished continuity of leadership in view of Mr. Bahna's upcoming retirement from the Board and its long-term succession planning. At the same time, the Board ensured the appropriate exercise of independent judgment by the Board through the appointment of a Lead Independent Director. A description of the responsibilities of the Chairman of the Board and Lead Independent Director can be found on priceline.com's Investor Relations site, ir.priceline.com.

The Board also named Thomas E. Rothman, departing Chairman and Chief Executive Officer of News Corporation's Fox Filmed Entertainment Group, Inc., as priceline.com's newest Director, effective January 1, 2013. Before joining Fox Filmed, which he served for 18 years, Mr. Rothman served as President of Worldwide Production for the Samuel Goldwyn Company, and Executive Vice President, Production of Sony Corporation's Columbia Pictures. He also served as a partner with Frankfurt, Kurnit, Klein & Selz. Mr. Rothman has a B.A. from Brown University and a J.D. from Columbia School of Law. “Tom Rothman has a deep understanding of what makes consumer-facing businesses successful and we look forward to leveraging his expertise on the priceline.com Board,” said Mr. Boyd.

About The Priceline Group
The Priceline Group (Nasdaq: PCLN) is a leader in global online hotel reservations, with over 260,000 participating hotels worldwide.  The Group is composed of four primary brands - Booking.com, priceline.com, Agoda.com and Rentalcars.com - and several ancillary brands. The Priceline Group provides online travel services in over 180 countries in Europe, North America, South America, the Asia-Pacific region, the Middle East and Africa.
Booking.com is the number one online hotel reservation service in the world, offering over 235,000 hotels (as of August 7, 2012), and is available in 41 languages.  More recent hotel counts are available on the Booking.com website.  Priceline.com gives leisure travelers multiple ways to save on their airline tickets, hotel rooms, rental cars, vacation packages and cruises. In addition to getting compelling published prices, travelers can take advantage of priceline.com's famous Name Your Own Price® service, which can deliver the lowest prices available, or the recently added Express Deals℠, where travelers can take advantage of hotel discounts without bidding.  Agoda.com is an Asia-based online hotel reservation service that is available in 37 languages.  Rentalcars.com is a multinational car hire service, offering its reservation services in over 6,000 locations.  Customer support is provided in 38 languages.
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For Press Information: Brian Ek (203) 299-8167 brian.ek@priceline.com
For Investor Relations: Matthew Tynan (203) 299-8487 matt.tynan@priceline.com